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                                                                    EXHIBIT D-14

                               STATE OF MINNESOTA
                BEFORE THE MINNESOTA PUBLIC UTILITIES COMMISSION

                Gregory Scott                         Chairman
                Edward A. Garvey                      Commissioner
                Phyllis Rhea                          Commissioner
                R. Marshall Johnson                   Commissioner
                LeRoy Koppendrayer                    Commissioner


In the Matter of a Petition by Minnegasco, a       MPUC Docket No. _____________
Division of Reliant Energy Resources Corp., for
Approval of Various Aspects of a Corporate         ORIGINAL FILING
Restructuring


Pursuant to Minn. Stat. Section 216B.50 (1996) and related Minnesota Rules, Minnegasco, a Division of Reliant Energy Resources Corp., requests approval from the Minnesota Public Utilities Commission ("Commission") of various aspects of a corporate restructuring as described in the accompanying Petition. Minnegasco is a Minnesota natural gas public utility affected by the transactions.

In support of this Petition, the following information is provided, as required by Minn. R. 7829.1300 (3) (1995):

     Name, address, and telephone              Minnegasco, a Division of Reliant
     number of the utility:                    Energy Resources Corp.
                                               800 LaSalle Avenue, Floor 11
                                               Minneapolis, Minnesota  55402
                                               Telephone:  (612) 321-4405

     Name, address and telephone               Brenda A. Bjorklund
     number of the utility's                   Minnegasco, a Division of Reliant
     attorneys:                                Energy Resources Corp.
                                               800 LaSalle Avenue, Floor 11
                                               Minneapolis, Minnesota  55402
                                               Telephone:  (612) 321-4976
                                               Facsimile:  (612) 321-4699

                                               Paul T. Ruxin
                                               Jones, Day, Reavis & Pogue
                                               77 West Wacker
                                               Chicago, Illinois  60601-1692
                                               Telephone:  (312) 782-3939
                                               Facsimile:  (312) 782-8585
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  Date of filing and the date the        The date of the filing is November 13,
  proposed restructuring will be         2001 and the Commission's Order
  completed:                             approving the transactions is requested
                                         to allow the earliest possible
                                         completion of the restructuring.

  Controlling statute for time in        There is no controlling statutory
  processing the filing:                 period.  Minnegasco requests that the
                                         Commission promptly review and approve
                                         the Petition.

  Correspondence, pleadings, and         Brenda A. Bjorklund
  notices should be sent to the          Minnegasco, a Division of Reliant
  following people:                      Energy Resources Corp.
                                         800 LaSalle Avenue, Floor 11
                                         Minneapolis, Minnesota  55402
                                         Telephone:  (612) 321-4976
                                         Facsimile:  (612) 321-4699

                                         Jeffrey A. Daugherty
                                         Minnegasco, a Division of Reliant
                                         Energy Resources Corp.
                                         800 LaSalle Avenue, Floor 11
                                         Minneapolis, Minnesota  55402
                                         Telephone:  (612) 321-5070
                                         Facsimile:  (612) 321-4699

                                         Paul T. Ruxin
                                         Jones, Day, Reavis & Pogue
                                         77 West Wacker
                                         Chicago, Illinois  60601-1692
                                         Telephone:  (312) 782-3939
                                         Facsimile:  (312) 782-8585

  Signature and title of the             Phillip R. Hammond, Vice President,
  utility employee responsible for       Supply Management, Regulatory Services
  the filing:                            and Government Relations.  His
                                         signature is provided below.

All additional information required by the applicable Minnesota Rules is contained in the remainder of this Petition.

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If any additional information is required, please contact Jeff Daugherty or
Brenda Bjorklund at the addresses and telephone numbers listed above.

Dated:  November 13, 2001        Respectfully submitted,


                                 By
                                    --------------------------------------------
                                    Phillip R. Hammond
                                    Vice President, Supply Management,
                                    Regulatory Services and Government Relations
                                    Minnegasco, a Division of Reliant Energy
                                    Resources Corp.
                                    800 LaSalle Avenue, Floor 11
                                    Minneapolis, Minnesota  55402
                                    Telephone: (612) 321-4809


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                               STATE OF MINNESOTA
                BEFORE THE MINNESOTA PUBLIC UTILITIES COMMISSION

                Gregory Scott                      Chairman
                Edward A. Garvey                   Commissioner
                Phyllis Rhea                       Commissioner
                R. Marshall Johnson                Commissioner
                LeRoy Koppendrayer                 Commissioner


In the Matter of a Petition by Minnegasco, a      MPUC Docket No. ______________
Division of Reliant Energy Resources Corp., for
Approval of Various Aspects of a Corporate        SUMMARY OF FILING
Restructuring


Pursuant to Minn. Stat. Section 216B.50 (1996) and related Minnesota Rules, Minnegasco, a Division of Reliant Energy Resources Corp. ("Minnegasco"), requests approval from the Commission of various aspects of a corporate restructuring. Minnegasco is a Minnesota natural gas public utility affected by the restructuring. As demonstrated in the Petition, the corporate restructuring meets the standards established in Minnesota law and rules and is consistent with the public interest. Interested parties wanting a copy of the Petition may obtain a copy by contacting Minnegasco.
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                               STATE OF MINNESOTA
                BEFORE THE MINNESOTA PUBLIC UTILITIES COMMISSION

                Gregory Scott                       Chairman
                Edward A. Garvey                    Commissioner
                Phyllis Rhea                        Commissioner
                R. Marshall Johnson                 Commissioner
                LeRoy Koppendrayer                  Commissioner


In the Matter of a Petition by Minnegasco, a       MPUC Docket No. _____________
Division of Reliant Energy Resources Corp., for
Approval of Various Aspects of a Corporate         PETITION FOR APPROVAL
Restructuring


I.    INTRODUCTION AND SUMMARY

      Pursuant to Minn. Stat. Section 216B.50 (1996) and related Minnesota Rules, Minnegasco, a Division of Reliant Energy Resources Corp. ("Minnegasco"), requests approval from the Commission of various aspects of a corporate restructuring as explained in this Petition. As demonstrated in this Petition, this restructuring fully meets the standards established by Minnesota law and rules.

      The impetus for this corporate restructuring is the restructuring of the electric industry in Texas. The corporate restructuring is being undertaken in a manner that will permit the new holding company formed as part of the restructuring to be exempt under Section 3(a)(1) of the Public Utility Holding Company Act of 1935 (the "Act"). Section 3(a)(1) of the Act provides an exemption from registration if a holding company and every "material" public utility company subsidiary of that holding company is predominantly intrastate in character. After the completion of the restructuring, and the separation of the divisions of Reliant Energy Resources Corp. ("RERC") into three separate corporate entities, the Securities and Exchange Commission ("SEC") will be able to conclude that none of the three entities provides a "material" part of the

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holding company's utility revenues and that the holding company does not derive a "material" part of its utility revenues from outside Texas.

      As a result of the restructuring, RERC will contribute Minnegasco's assets and business to a new Delaware corporation, [new corporate name] Minnegasco ("New Co."), in exchange for stock that will be issued by New Co. to New Co.'s parent company. New Co. will then be a separate corporate entity that will operate as a natural gas public utility in Minnesota. Attached as Exhibit 1 are organizational charts showing the current structure of the holding company and the corporate structure that will exist after each of the two steps of the restructuring described below.

      The proposed transaction will have no effect on the Commission's jurisdiction over Minnegasco or on its ability to regulate Minnegasco's operations. The proposed transaction, which will result in Minnegasco being a separate corporate entity, will give the Commission a clearly defined corporate entity over which to exercise jurisdiction.

      The transaction will be transparent to Minnegasco's customers. The proposed transaction will not result in any material change in Minnegasco's policies or operations, and will have no adverse effect on Minnegasco's continued ability to provide safe and reliable natural gas service. New Co. will be managed in the same manner after the restructuring as Minnegasco is now, and Minnegasco's employees will continue to be employed by New Co. New Co. will adopt Minnegasco's tariffs, and the transaction will not result in an increase in rates to customers.

        New Co. will comply with the commitments made by Minnegasco in Docket No. G-008/PA-96-950, the 1996 case in which the Commission approved the merger of NorAm into Houston Industries (now Reliant Energy, Incorporated). New Co. and the new holding company will provide access to their books and records as required under the public utilities statutes,

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centralized services that are currently provided to Minnegasco by RERC and
Reliant Energy, Incorporated ("REI") generally will continue to be provided in the same manner to New Co., and Minnegasco will continue its commitment not to seek recovery of either old merger or new restructuring transaction costs.

        Minnegasco respectfully requests the following Commission action on the
Petition:

        o approval of the transfer of assets from RERC, of which Minnegasco is now a division, to New Co. pursuant to Minn. Stat.
                Section 216B.50 (1996) and related Minnesota Rules;

        o approval of New Co.'s capital structure, to the extent required pursuant to Minn. R. 7825.1700 and .1800 (1995), and deferral of an examination of capital structure issues, if any, to the company's next rate proceeding; and

        o such other relief as is deemed necessary and appropriate to accomplish the purpose of the corporate restructuring and to carry out the restructuring as described in this Petition.

        In support of its Petition, Minnegasco represents the following:

II.     THE LEGAL STANDARD FOR REVIEW

        Minn. Stat. Section 216B.50 (1996) governs the Commission's review of this Petition. This statute provides, in relevant part:

                Upon the filing of an application for the approval and consent of the commission thereto the commission shall investigate, with or without public hearing, and in case of a public hearing, upon such notice as the commission may require, and if it shall find that the proposed action is consistent with the public interest it shall give its consent and approval by order in writing.

Thus, if the Commission finds that the transaction is "consistent with the public interest," it must approve the Petition.

        The Commission has applied this standard in a number of cases, including Docket No. G-008/PA-90-604. In that case, the Commission found that the public interest standard "does not require an affirmative finding of public benefit, just a finding that the transaction is compatible

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with the public interest." (Order Approving Merger and Adopting Amended
Stipulation with Modifications, dated November 27, 1990, at 4.)

        To test a proposed transaction's consistency with this standard, the Commission typically applies a "net-benefit" test. Under this test, the benefits of the transaction (if any) are compared to the negative aspects (if any). Provided there is no net harm after applying this test, the transaction meets the public interest standard.

        In this Petition, the Parties demonstrate that the transactions fully comply with the requirements of Minn. Stat. Section 216B.50 (1996) and are consistent with the public interest. As previously stated, this restructuring is being undertaken (a) in order to meet the requirements of the Texas law regarding the restructuring of the electric industry, and (b) in a manner that will maintain the holding company as an exempt holding company under the Act. While the restructuring will not create any affirmative public benefits, neither will it cause any harm to the public. The restructuring will not affect any aspect of utility service or rates. Thus, the public interest standard is met, and Minnegasco will demonstrate that no additional actions are required to ensure compliance with the standard. For example, the Commission need not make any investigation of capital structure issues in this case, but rather, as it did in Docket No. G-008/PA-96-950, should defer its examination of those issues to the company's next rate case.

III.    THE RESTRUCTURING

        RERC is a wholly-owned subsidiary of REI. REI is a Texas holding company, exempt from registration under the Public Utility Holding Company Act of 1935 (the "Act") pursuant to Section 3(a)(2) of the Act, 15 USCA Section 79c(a)(2). REI currently provides electric generation, transmission, and distribution service to customers in Texas through its unincorporated Reliant Energy HL&P division. In connection with the Texas electric restructuring, REI is proposing a corporate restructuring, including the formation of a new, exempt holding company ("Regco")

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over REI's existing electric and gas utility operations, and the reorganization of the utility operations along functional and geographic lines. As part of that reorganization, it is proposed that Minnegasco will become a separate corporation. Each of the other two divisions of RERC that operate as natural gas utilities in other states(1) will also become separate corporations. Regco will hold Minnegasco and the other two natural gas utilities through a single-shareholder limited liability company, Utility Holding, LLC.

        As part of the first step of the restructuring, REI has formed Regco as a wholly-owned subsidiary. After conveying its Texas electric assets to a new wholly-owned limited partnership subsidiary, REI will merge with a newly formed subsidiary of Regco, and Regco will then be the holding company for the regulated businesses, including RERC. REI will then change its name to [Wires Co.] and will provide only electric transmission and distribution service as a regulated utility in Texas.

        After obtaining the approvals necessary from this Commission, and from the other state commissions having jurisdiction over the other natural gas utility divisions of RERC, the second step of the restructuring -- the separation of the three divisions of RERC into separate entities -- will occur. Two new Delaware corporations, New Co. and [new corporate name] Arkla will be formed. Those two new companies will issue stock, all of which will be owned by Utility Holding, LLC, whose stock will, in turn, be owned by Regco. New Co.'s issuance of stock will not create a lien on, or otherwise encumber, any utility assets in Minnesota. The RERC assets that are currently used by Minnegasco and Arkla, and the businesses of each, will be contributed to New Co. and [new corporate name] Arkla, respectively. After the assets and business of Minnegasco and Arkla are contributed to the two newly organized companies, the assets


----------------
        (1) Arkla provides natural gas service in Arkansas, Louisiana, Oklahoma, and Texas; Entex provides natural gas service in Louisiana, Mississippi, and Texas.

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remaining in RERC will be those of Entex. RERC will be renamed "Entex" and will be reincorporated as a Texas corporation.

        The existing third-party debt will be retained by RERC in order to avoid refinancing costs; the debt of New Co. will therefore be established through intercompany borrowings and will be the same as currently exists for Minnegasco. New Co.'s actual capital structure ratios will be consistent with the capital structure used by this Commission in Minnegasco's last rate case.

        Centralized services that are currently provided to Minnegasco by REI and RERC generally will continue to be provided in the same manner.

        A copy of the Amended Form U-1 Application/Declaration filed by REI with the SEC on October 26, 2001, which describes the restructuring in detail, is attached as Exhibit 2(2).

IV.     REASONS FOR THE TRANSACTION

        The corporate restructuring will be undertaken to comply with the requirements of Texas law that electric utilities separate their generation, transmission and distribution, and retail activities in preparation for full retail competition in the electric industry in Texas beginning January 1, 2002. The corporate restructuring is being undertaken in a manner that will, after completion of the restructuring, permit Regco to be an exempt holding company under Section 3(a)(1) of the Act.

V.      IMPACT ON MINNEGASCO AND ITS CUSTOMERS

        The restructuring will not change the operations of Minnegasco or the provision of natural gas service to Minnesota customers. The employees, facilities, and policies of the utility


-------------------
        (2) This restructuring is also described in the document Master Separation Agreement Between Reliant Energy, Incorporated and Reliant Resources, Inc., dated December 31, 2000.

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will remain the same, and thus the customers will see no operational changes as a result of the restructuring.

        The asset transfer itself will have no impact on the rates or other tariffs of Minnegasco on file with and approved by the Commission. New Co.'s actual capital structure will be consistent with the capital structure used in Minnegasco's last rate case, and the centralized services that are currently provided to Minnegasco by REI and RERC generally will continue to be provided in the same manner. The most significant aspect of the restructuring, from the Commission's point of view, should be that Minnegasco will be a separate corporate entity, giving the Commission a clearly defined corporate entity over which to exercise jurisdiction.

        Because New Co. will acquire Minnegasco's assets, the information required by Minn. R. 7825.1400, to the extent it is currently available, is attached as Exhibit 3. In Docket No. G-008/PA-96-950, Minnegasco agreed that in its next rate proceeding it would provide testimony and supporting schedules or workpapers on capital structure and cost of capital issues, and New Co. will honor all of those commitments. Because this Petition seeks Commission approval of the transfer of Minnegasco's assets to a new entity that will simply continue to operate and provide service as Minnegasco now does, there is no need to examine capital structure in this proceeding. Minnegasco requests that the Commission again defer its examination of capital structure issues to the next rate case.

VI.     APPLICATION OF THE LEGAL STANDARD

        From the information provided in this Petition, the Commission can apply the legal standard to the asset transfer to determine its consistency with the public interest. As discussed above, the restructuring will have no detrimental effects on Minnegasco's customers. Consequently, the Commission should approve the asset transfer, finding that it fully meets the public interest standard of Minn. Stat. Section 216B.50 (1996).

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VII.    REQUESTED COMMISSION ACTION

        Based on all of the information provided in this Petition, the Commission should find that the transfer of assets is consistent with the public interest and should be approved. Because the restructuring will be transparent to customers, and will have no effect on the operations or policies of the utility, Minnegasco requests that the Commission promptly review and approve this Petition.


                                    Respectfully submitted,


                                    --------------------------------------
                                    Phillip R. Hammond, Vice President,
                                    Supply Management, Regulatory Services and
                                    Government Relations
                                    Minnegasco, a Division of Reliant Energy
                                    Resources Corp.
                                    800 LaSalle Avenue, Floor 11
                                    Minneapolis, Minnesota 55402




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